Exhibit 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REED ELSEVIER NV CONSOLIDATED FINANCIAL STATEMENTS
We consent to the incorporation by reference in Registration Statement Nos. 333-08542, 333-12666 and 333-143605 on Form S-8 and in Registration Statement No. 333-155717 on Form F-3 of our reports dated February 18, 2009 relating to the consolidated financial statements of Reed Elsevier NV and the effectiveness of Reed Elsevier NV’s internal control over financial reporting appearing in this Annual Report on Form 20-F of Reed Elsevier NV and Reed Elsevier PLC for the year ended December 31, 2008.
Deloitte Accountants B.V.
Amsterdam, The Netherlands
March 13, 2009